UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

CEDAR REALTY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction

of Incorporation)

001-31817	42-1241468
(Commission File Number)	(IRS Employer Identification No.)

44 South Bayles Avenue

Port Washington, New York 11050

(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2016, the board of directors (“Board”) of Cedar Realty Trust, Inc. (the “Company”) approved the appointment of Ms. Robin McBride Zeigler as Chief Operating Officer of the Company, effective March 31, 2016.

Ms. Zeigler, age 43, has over 20 years of real estate experience and joins the Company from Penzance, a Washington, D.C.-based commercial real estate investment company, where she has served as executive vice president and head of operations since January 2015. Prior to Penzance, Ms. Zeigler worked for 10 years at Federal Realty Investment Trust (NYSE: FRT), most recently serving as chief operating officer for the Mid-Atlantic Region. In that capacity, she was responsible for the operations of a portfolio of over 40 shopping centers and five mixed-use projects representing approximately 7.3 million square feet. Additionally, Ms. Zeigler provided oversight and strategic direction on mixed-use development and redevelopment projects such as Bethesda Row, Pentagon Row, Pike & Rose, The Village at Shirlington and Rockville Town Square. Ms. Zeigler holds a BS in Accounting from Florida A&M and an MBA from Georgia State University.

The Company and Ms. Zeigler entered into an employment agreement dated February 26, 2016 (the “Employment Agreement”), which will be effective as of March 31, 2016 (the “Effective Date”). The initial term of the Employment Agreement will be three years from the Effective Date, unless either party terminates the Employment Agreement earlier pursuant to the terms of the Employment Agreement, or the parties mutually agree to renew the Employment Agreement.

Ms. Zeigler’s Employment Agreement provides for an annual base salary of $400,000, subject to annual discretionary increases. Upon her commencement of employment, Ms. Zeigler will be paid a signing bonus of $150,000 within 30 days of the Effective Date of the Employment Agreement, and will receive a one-time stock grant in an amount equal to $100,000, which cliff vests on the third anniversary of grant. Ms. Zeigler will also be eligible to participate in the Company’s annual bonus plan for senior executive officers. Ms. Zeigler’s initial bonus for the 2016 calendar year will be equal to $300,000, and thereafter the payment of any bonus is at the discretion of the Board, based on the recommendations of the Compensation Committee. In addition, Ms. Zeigler will be entitled to participate in the Company’s long-term incentive compensation plan pursuant to which she will be entitled to receive, on or about February 2017, a grant of restricted common stock in an amount equal to $560,000. In connection with Mr. Zeigler’s relocation to New York, the Company will provide $100,000 towards her purchase of a home, payable upon closing.

If Ms. Zeigler’s employment shall be terminated by the Company without cause or by Ms. Zeigler for good reason, which shall include following a change in control of the Company, she will be entitled to receive a lump sum cash payment equal to two and one-half times her annual base salary and highest annual bonus for the preceding two years, her disability, accident and health insurance will be continued for 12 months and the vesting of all awards granted under any employee benefit plan will be accelerated. If Ms. Zeigler is terminated by the Company with cause or resigns without good reason, or in the event of death or disability, no additional compensation would be due.

The Employment Agreement also provides that Ms. Zeigler will not compete with the Company or hire any employees of the Company for a period of one year after the termination of her employment, unless employment is terminated by the Company without cause, by Ms. Zeigler with good reason, or as a result of the expiration of the Employment Agreement.

The summary of Ms. Zeigler’s Employment Agreement set forth above is qualified in its entirety by the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016.

There are no other arrangements or understandings between Ms. Zeigler and any other persons pursuant to which Ms. Zeigler was appointed as an executive officer. Ms. Zeigler has no family relationships with any executive officer or director of the Company, and there are no relationships or transactions for Ms. Zeigler that are reportable pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On March 21, 2016, the Company issued a press release announcing the appointment of Ms. Zeigler as Chief Operating Officer of the Company. A copy of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference into this Item 7.01.

The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release, dated March 21, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2016

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Bruce J. Schanzer
President and CEO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated March 21, 2016

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